Exhibit 99.1

October 21, 2004

Endocardial Solutions Reports Third Quarter Results

Quarterly Revenue of $11.4 Million

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported quarterly revenue of $11.4 million for the third quarter ended September 30, 2004, an increase of 17.5% over revenue of $9.7 million for the same period in 2003.  The Company incurred one-time or unusual expenses of $1.3 million in the third-quarter, resulting in a reported net loss of $605,494 for the third quarter, or ($.03) per share, compared to a net loss of $879,221, or ($.04) per share, for the same period of 2003.  The Company’s net income would have been approximately $735,000 in the absence of the  $1.3 million of one-time or unusual expenses, which included  non-recurring transaction costs associated with the Company’s pending acquisition by St. Jude Medical, Inc., expenses incurred as part of implementing the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002, and certain other legal fees.

Revenue from the sale of EnSite Array™ catheters and EnSite NavX™ surface electrode kits in the second quarter was $7.2 million, a 32.3% increase over EnSite disposable product sales during the same period in 2003.  Revenue from the sale of EnSite® Systems in the third quarter was $3.4 million, an increase of 12.5% over the same period in 2003.  The Company’s gross margin for the quarter was 75.4%, which included revenue of approximately $308,000 from the upgrade of 17 EnSite Systems to the Company’s EnSite v.4.2 hardware and software platform during the third quarter, and net revenue of approximately $527,000 from EnSite service and support warranties and the sale of accessories.

Jim Bullock, President and CEO, stated “Year-to-date, our revenue of $33.8 million is up 28.7% over the same period in 2003.  EnSite disposable product revenue of $18.7 million has increased by 33.3%, and EnSite System revenue of $11.8 million has increased by 25.2% over the same period in 2003.  The Company’s overall gross margins were 72.0% during the first nine months of 2004 compared to 64.9% for the same period in 2003.  Total operating expenses during the first nine months of 2004 were $24.0 million, compared to $21.4 million for the same period in 2003.  Excluding the $1.3 million of one-time costs incurred in the third quarter, year-to-date operating expenses increased by only 5.8% over the same period in 2003.”

Bullock continued, “These strong operating results continue to be driven by the rapid growth in the market for the treatment of atrial fibrillation with ablation therapy, and accelerating growth of

EnSite NavX, our proprietary navigation and localization technology that enables three-dimensional non-fluoroscopic display, navigation and positioning of conventional mapping and ablation catheters.  Our decision to accelerate the upgrade of EnSite v.4.2 hardware and software upgrades during the first and second quarters of 2004 to include new versions of EnSite NavX has yielded excellent returns, and we believe the Company is well-positioned to continue to grow revenue and operating profits following completion of the Company’s pending acquisition by St. Jude Medical, which we expect will close prior to the end of 2004.”

Mr. Bullock also announced, “We recently were informed of a potential independence issue between one of our directors, Richard Nigon, and our auditors, Ernst & Young.  The independence concern was based on a 2001 SEC rule amendment related to participation by retired partners in unfunded pension plans of audit firms.  Mr. Nigon, a retired partner of Ernst & Young, was a participant in an Ernst & Young pension plan that included a very small unfunded portion.  Mr. Nigon voluntarily resigned from the Endocardial Solutions Board of Directors on October 20, 2004 in order to resolve this concern.  Dick Nigon has been a great board member and we sincerely appreciate his contributions to our Company.  We also thank Dick for his decision to step aside in order to settle this matter.”

The Company will not be holding an earnings conference call to discuss third quarter results.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

                This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the pending transaction between St. Jude Medical, Inc. (“St. Jude Medical”) and Endocardial Solutions, Inc. (“ESI”).  Such statements are based upon the current beliefs and expectations of St. Jude Medical’s and ESI’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

                The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain the approval of the transaction by ESI’s stockholders; the ability to satisfy other closing conditions; the risk that the businesses will not be integrated successfully; the risk that the cost savings from the transaction may not be fully realized or may take longer to realize than expected; the ability to develop and execute comprehensive plans for asset rationalization; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; adverse results in current and future litigation; and the risk of new and changing regulation in the U.S. and internationally.  Additional factors that could cause ESI’s results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-K of ESI filed with the Securities and Exchange Commission (“SEC)”) and available at the SEC’s internet site (http://www.sec.gov).

                ESI has filed a preliminary proxy statement with the SEC in connection with its special meeting to approve the proposed transaction. Stockholders are urged to read the definitive proxy statement regarding the proposed transaction when it becomes available, because it will contain important information. ESI, its executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding ESI’s directors and executive officers is available in its proxy statement filed with the SEC on April 22, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

                Stockholders will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about St. Jude Medical and ESI, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the definitive proxy statement can also be obtained, without charge, by directing a request to Endocardial Solutions, Inc., 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, Attention: Secretary, or by telephone at (651) 523-6900.

Contacts:
Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928 jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916 bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651) 523-6959 bgutzke@endocardial.com

Endocardial Solutions, Inc.
Consolidated Statements of Operations

(Unaudited)

In 000's, except EPS and shares outstanding

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003

Revenue	$11,390	9,696 $	$33,820	$26,282
Cost of goods sold	2,802	3,370	9,469	9,232
Gross margin	8,588	6,326	24,351	17,050

Operating expenses:
Research and development	1,033	1,430	3,259	4,464
General and administrative	2,802	862	4,957	2,384
Sales and marketing	5,226	4,889	15,793	14,569
Total operating expenses	9,061	7,181	24,009	21,417

Operating income (loss)	(473)	(855)	342	(4,367)
Total other expense	(132)	(24)	(248)	(93)
Net income (loss)	$(605)	$(879)	$94	$(4,460)

Net earnings (loss) per share - basic	$(0.03)	$(0.04)	$0.00	$(0.22)

Weighted average shares outstanding - basic	22,108,310	20,476,741	21,951,067	19,916,656

Net earnings (loss) per share - diluted	$(0.03)	$(0.04)	$0.00	$(0.22)

Weighted average shares outstanding - diluted	22,108,310	20,476,741	23,158,131	19,916,656

	Selected Balance Sheet Data

	September 30,	December 31,
	2004	2003

Cash & cash equivalents	$9,255	$10,216
Working Capital	16,327	16,470
Total Assets	31,598	30,276
Long-term debt and capital lease obligations
less current portion	—	64
Accumulated deficit	(84,862)	(84,956)
Total stockholder's equity	21,403	20,313